    Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2025 RESULTS

First Quarter Results

●	Total revenues of $50.0 million, a 14% year-over-year improvement

●	Gross margin improved to 42% from 39%; adjusted gross margin improved to 44% from 40% in the first quarter of 2024

●	Net income of $4.1 million and diluted earnings per share of $1.51, an improvement compared to $2.1 million and diluted earnings per share of $0.82 one year ago

●	Adjusted EBITDA of $8.2 million, a $2.1 million year-over-year improvement

●	$23.0 million in cash and $7.6 million of total debt as of March 31, 2025

HOUSTON, April 30, 2025 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended March 31, 2025.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “NCS had a strong start to 2025, with total revenues and Adjusted EBITDA for the first quarter exceeding our expectations as provided in the last earnings call, led by our performance in Canada.

Total revenues of $50.0 million increased by 14% year-over-year and 11% sequentially and represents our highest quarterly revenue since the first quarter of 2020. This is reflective of the consistent efforts of our team to deliver differentiated performance through the implementation of our core strategies.

Our adjusted gross margin improved to 44% for the quarter, compared to 40% for the same period one year ago, as we benefitted from the higher revenue, including higher-margin international work in both the Middle East and the North Sea.

Our Adjusted EBITDA was $8.2 million for the first quarter, an improvement of $2.1 million, or 35%, year-over-year. This demonstrates the operating leverage in our business and the benefits of our capital light operating model, as our Adjusted EBITDA margin for the first quarter of 2025 of 16% improved from 14% in the first quarter of 2024.

This improved operating performance resulted in net income attributable to NCS of $4.1 million, or $1.51 per diluted share for the first quarter of 2025, a meaningful improvement as compared to $2.1 million and $0.82 per diluted share, respectively, for the same period in 2024.

Our cash balance as of March 31, 2025, totaled $23.0 million and our net cash position was $15.4 million. Total liquidity was $49.8 million as of March 31, 2025, inclusive of our cash balance and availability under our undrawn revolving credit facility, an increase of $15.4 million compared to one year ago.

We have not experienced a significant impact on our business from escalating global trade tensions, and we expect that to continue to be the case in the second quarter of 2025. However, such global trade tensions and potential additional U.S. tariffs — along with retaliatory measures by other countries — present risks to commodity prices that could result in lower drilling and completions activity as compared to our initial expectations for both the second half and full year in 2025. If sustained, such conditions may result in a more pronounced decrease in drilling and completion activity across these markets. In addition, we are evaluating options to mitigate the impact of potential cost increases from tariffs that have been imposed by the U.S. on products from China and on steel imports, in particular.

I want to express my continued appreciation to our team at NCS and Repeat Precision. Our accomplishments and our upcoming opportunities reflect the talent, effort and dedication of our outstanding teams. We have the right people, the right technology, and the right strategies in place to deliver extraordinary outcomes to our customers, drive innovation in the industry and create value for our shareholders. We’ve had a good start for the year and remain cautiously optimistic about the remainder of 2025. Our strong balance sheet remains a strategic asset for NCS and we will react swiftly and decisively in response to changing market conditions and opportunities.”

Financial Review

Total revenues were $50.0 million for the quarter ended March 31, 2025 compared to $43.9 million for the first quarter of 2024. Revenue growth was driven primarily by an increase in Canadian product sales and increases in services revenue across all of our geographic regions, partially offset by a decline in U.S. product sales attributed to certain project delays. The increase in product and service sales for Canada reflects robust activity levels, particularly for fracturing systems completions, a trend that began in the fourth quarter of 2024 and continued throughout the first quarter. The increase in international service revenues was driven by Middle East tracer diagnostics projects and North Sea fracturing systems product sales and services.

Compared to the fourth quarter of 2024, total revenues increased by 11%, with an increase in Canada of 26% due to continued strong activity levels. This increase was partially offset by a decline of 34% in international revenues, primarily associated with the timing of tracer service work in the Middle East, and a 13% decline in U.S. revenues.

Gross profit was $21.1 million, with a gross margin of 42%, for the first quarter of 2025, compared to $17.0 million, with a gross margin of 39%, for the first quarter of 2024. Gross margin for 2025 improved due to an increase in higher-margin international work in both the Middle East and North Sea, and increased product sales in Canada. We also benefitted from efficiencies related to our supply chain and our manufacturing/assembly operations, leveraging certain fixed costs and capitalizing on lean manufacturing strategies implemented over the last year. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization ("DD&A"), was $21.9 million, or an adjusted gross margin of 44%, for the first quarter of 2025, compared to $17.6 million, or 40%, for the first quarter of 2024.

Selling, general and administrative (“SG&A”) expenses totaled $16.2 million for the first quarter of 2025, an increase of $2.4 million compared to the same period in 2024. This increase in expense reflects a higher annual incentive bonus accrual year-over-year, higher professional fees and an increase in share-based compensation expense attributable to cash settled awards, which are remeasured at the balance sheet date based on the price of our common stock.

Other income was $0.9 million for the first quarter of 2025 compared to $1.1 million for the first quarter of 2024. The decline in other income reflects the absence of a contribution from a technical services and assistance agreement with our local partner in Oman for the first quarter of 2025, as that program ended in November 2024. Partially offsetting this year-over year decrease was an increase in the royalty income earned from licensees for these periods.

Net income was $4.1 million, or $1.51 per diluted share, for the quarter ended March 31, 2025 compared to net income of $2.1 million, or $0.82 per diluted share for the quarter ended March 31, 2024.

Adjusted EBITDA was $8.2 million for the quarter ended March 31, 2025, an increase of $2.1 million compared to the same period a year ago. This improvement is primarily the result of an increase in Canada revenues and higher-margin international projects partially offset by an increase in SG&A expenses due to higher annual incentive bonus accruals. Adjusted EBITDA margin of 16% for the quarter ended March 31, 2025, compared to 14% for the same period a year ago.

Cash flow from operating activities for the three months ended March 31, 2025 was a use of cash of $(1.6) million, a $0.2 million improvement compared to the same period in 2024. For the three months ended March 31, 2025, free cash flow less distributions to non-controlling interest was a use of cash of $(2.1) million compared to a use of cash of $(2.5) million for the same period in 2024. The overall change in free cash flow was largely attributed to our operating results, change in net working capital including payment of incentive bonuses and cash-settled awards remeasured based on the price of our stock in the first quarter of 2025, and the absence of a distribution to our non-controlling interest in 2025, partially offset by an increase in net cash invested in capital expenditures.

Liquidity and Capital Expenditures

As of March 31, 2025, NCS had $23.0 million in cash, $7.6 million in total indebtedness related to finance lease obligations, and a borrowing base under the undrawn asset-based revolving credit facility (“ABL Facility”) of $26.8 million. Our working capital, defined as current assets minus current liabilities, was $85.2 million and $80.2 million as of March 31, 2025 and December 31, 2024, respectively.

Net working capital, calculated as working capital, less cash and excluding the current maturities of long-term debt, was $64.4 million and $56.4 million as of March 31, 2025 and December 31, 2024, respectively. The increase in our net working capital was primarily attributable to an increase in accounts receivable and a decrease in accrued expenses due in part to payment of our 2024 incentive bonus in the first quarter of 2025, partially offset by an increase in accounts payable.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.5 million and $0.1 million for the three months ended March 31, 2025 and 2024, respectively.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its first quarter 2025 results and updated guidance on Thursday, May 1, 2025 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). For those participants who wish to ask questions, please dial (800) 715-9871 (U.S. toll-free) or +1 (646) 307-1963 (international) and enter the Conference ID: 7182351. A listen-only option is also available through this link. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, www.ncsmultistage.com.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, Argentina and China. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; change in trade policy, including the impact of tariffs; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; impairment in the carrying value of long-lived assets including goodwill; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition and the adoption of artificial intelligence and machine learning; our inability to protect and maintain critical intellectual property assets, the inability to protect our current royalty income, or the losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenues
Product sales	$35,066	$31,758
Services	14,939	12,100
Total revenues	50,005	43,858
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	20,352	19,692
Cost of services, exclusive of depreciation and amortization expense shown below	7,798	6,595
Total cost of sales, exclusive of depreciation and amortization expense shown below	28,150	26,287
Selling, general and administrative expenses	16,195	13,830
Depreciation	1,204	1,073
Amortization	167	167
Income from operations	4,289	2,501
Other income (expense)
Interest expense, net	(42)	(100)
Other income, net	883	1,137
Foreign currency exchange loss, net	(3)	(498)
Total other income	838	539
Income before income tax	5,127	3,040
Income tax expense	673	487
Net income	4,454	2,553
Net income attributable to non-controlling interest	398	483
Net income attributable to NCS Multistage Holdings, Inc.	$4,056	$2,070
Earnings per common share
Basic earnings per common share attributable to NCS Multistage Holdings, Inc.	$1.58	$0.83
Diluted earnings per common share attributable to NCS Multistage Holdings, Inc.	$1.51	$0.82
Weighted average common shares outstanding
Basic	2,568	2,508
Diluted	2,686	2,539

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$22,997	$25,880
Accounts receivable—trade, net	38,403	31,513
Inventories, net	40,756	40,971
Prepaid expenses and other current assets	1,852	2,063
Other current receivables	5,033	5,143
Total current assets	109,041	105,570
Noncurrent assets
Property and equipment, net	20,477	21,283
Goodwill	15,222	15,222
Identifiable intangibles, net	3,523	3,690
Operating lease assets	5,773	5,911
Deposits and other assets	660	712
Deferred income taxes, net	422	424
Total noncurrent assets	46,077	47,242
Total assets	$155,118	$152,812
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$11,751	$8,970
Accrued expenses	5,348	8,351
Income taxes payable	1,103	683
Operating lease liabilities	1,676	1,602
Current maturities of long-term debt	2,250	2,141
Other current liabilities	1,737	3,672
Total current liabilities	23,865	25,419
Noncurrent liabilities
Long-term debt, less current maturities	5,370	6,001
Operating lease liabilities, long-term	4,662	4,891
Other long-term liabilities	207	206
Deferred income taxes, net	178	186
Total noncurrent liabilities	10,417	11,284
Total liabilities	34,282	36,703
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,607,362 shares issued and 2,540,849 shares outstanding at March 31, 2025 and 2,563,979 shares issued and 2,507,430 shares outstanding at December 31, 2024	26	26
Additional paid-in capital	447,936	447,384
Accumulated other comprehensive loss	(87,615)	(87,604)
Retained deficit	(254,968)	(259,024)
Treasury stock, at cost, 66,513 shares at March 31, 2025 and 56,549 shares at December 31, 2024	(2,211)	(1,943)
Total stockholders' equity	103,168	98,839
Non-controlling interest	17,668	17,270
Total equity	120,836	116,109
Total liabilities and stockholders' equity	$155,118	$152,812

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Cash flows from operating activities
Net income	$4,454	$2,553
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,371	1,240
Amortization of deferred loan costs	52	51
Share-based compensation	1,445	902
Provision for inventory obsolescence	(35)	316
Deferred income tax expense	1	5
Gain on sale of property and equipment	(36)	(172)
Provision for credit losses	42	—
Net foreign currency unrealized loss (gain)	(849)	373
Proceeds from note receivable	—	61
Changes in operating assets and liabilities:
Accounts receivable—trade	(6,978)	(10,282)
Inventories, net	200	1,521
Prepaid expenses and other assets	890	29
Accounts payable—trade	3,742	2,355
Accrued expenses	(3,003)	130
Other liabilities	(3,273)	(1,339)
Income taxes receivable/payable	332	377
Net cash used in operating activities	(1,645)	(1,880)
Cash flows from investing activities
Purchases of property and equipment	(464)	(299)
Purchase and development of software and technology	—	(13)
Proceeds from sales of property and equipment	13	176
Net cash used in investing activities	(451)	(136)
Cash flows from financing activities
Payments on finance leases	(522)	(449)
Line of credit borrowings	1,963	1,158
Payments of line of credit borrowings	(1,963)	(602)
Treasury shares withheld	(268)	(237)
Distribution to noncontrolling interest	—	(500)
Net cash used in financing activities	(790)	(630)
Effect of exchange rate changes on cash and cash equivalents	3	(70)
Net change in cash and cash equivalents	(2,883)	(2,716)
Cash and cash equivalents beginning of period	25,880	16,720
Cash and cash equivalents end of period	$22,997	$14,004
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$—	$696
Assets obtained in exchange for new operating lease liabilities	$244	$—

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
United States
Product sales	$6,867	$7,767
Services	2,505	2,244
Total United States	9,372	10,011
Canada
Product sales	26,843	22,675
Services	10,875	8,994
Total Canada	37,718	31,669
Other Countries
Product sales	1,356	1,316
Services	1,559	862
Total other countries	2,915	2,178
Total
Product sales	35,066	31,758
Services	14,939	12,100
Total revenues	$50,005	$43,858

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income, income from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period relative to the performance of other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	March 31,	December 31,
	2025	2024
Working capital	$85,176	$80,151
Cash and cash equivalents	(22,997)	(25,880)
Current maturities of long term debt	2,250	2,141
Net working capital	$64,429	$56,412

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended
	March 31,
	2025	2024
Total revenues	$50,005	$43,858
Total cost of sales, exclusive of depreciation and amortization expense	28,150	26,287
Total depreciation and amortization associated with cost of sales	715	616
Gross Profit	$21,140	$16,955
Gross Margin	42%	39%
Exclude total depreciation and amortization associated with cost of sales	(715)	(616)
Adjusted Gross Profit	$21,855	$17,571
Adjusted Gross Margin	44%	40%

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that do not reflect the Company's ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended
	March 31,
	2025	2024
Net income	$4,454	$2,553
Income tax expense	673	487
Interest expense, net	42	100
Depreciation	1,204	1,073
Amortization	167	167
EBITDA	6,540	4,380
Share-based compensation (a)	552	766
Professional fees (b)	989	253
Foreign currency exchange loss (c)	3	498
Other (d)	130	180
Adjusted EBITDA	$8,214	$6,077
Adjusted EBITDA Margin	16%	14%
Adjusted EBITDA Less Share-Based Compensation	$7,662	$5,311

___________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)

Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above as well as the cost incurred for the evaluation of potential strategic transactions.

(c)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Three Months Ended
	March 31,
	2025	2024
Net cash used in operating activities	$(1,645)	$(1,880)
Purchases of property and equipment	(464)	(299)
Purchase and development of software and technology	—	(13)
Proceeds from sales of property and equipment	13	176
Free cash flow	$(2,096)	$(2,016)
Distributions to non-controlling interest	—	(500)
Free cash flow less distributions to non-controlling interest	$(2,096)	$(2,516)